Exhibit (a)(1)(Q)

ZORAN CORPORATION

RESTRICTED STOCK UNITS

EMPLOYEE ELECTION OF TAXATION TRACK

(For Participants Resident in Israel)

Employee Name:

Employee ID:

Address:

I am eligible and have elected to participate in the Zoran Corporation option exchange program; that is, the voluntary cancellation of eligible stock options in exchange for restricted stock units, subject to the terms and conditions of Zoran’s 2005 Equity Incentive Plan and the ruling dated ___________________, issued by the Income Tax Authority of Israel (the “ITA Ruling”).  I acknowledge that I have been provided with a copy of the ITA Ruling.  In accordance with the ITA Ruling, I am required to elect one of two alternative methods of taxation of the exchange of stock options that are vested as of the date of the exchange for the grant to me of restricted stock units.

With respect to the vested portion of each stock option I have elected to exchange for restricted stock units, I elect the following tax treatment (please check only one of the following two alternatives):

☐    Taxation at the time of the exchange:  I elect to be taxed at the time of exchange.  Accordingly, I will be taxed as follows:

1.     On the date of the exchange, I will have income equal to the market value of the restricted stock units granted to me on the date of the exchange.  This income will be subject to income tax at my marginal income tax rate and to national insurance if I have not reached the applicable ceiling.  This tax liability will be payable within 30 days following the date of the exchange.

2.     On the date on which I sell shares of Zoran stock I receive in settlement of my restricted stock units, I will be subject to additional taxation on each share sold.  The amount subject to tax will be the excess (if any) of the sale proceeds over the amount subject to tax at the date of the exchange.  This amount will be taxed at the capital gain tax rate of 25%.

☐    Defer taxation until time of sale of shares:  I elect to defer taxation until the time at which I sell shares I receive in settlement of my restricted stock units.  Accordingly, I will be taxed at the time of sale as follows:

1.     For each share sold, I will be subject to income tax at my marginal income tax rate, as applicable at the day of sale, and national insurance if I have not reached the applicable ceiling, on the greater of:

a.     an amount equal to the sale proceeds (reduced by any costs of sale) multiplied by a ratio, the numerator of which is the period between the date on which the exchanged option was granted and the date on which restricted stock units were granted and the denominator of which is the period between the date on which the exchanged option was granted and the date on which the shares are sold; or

b.     the average share price of Zoran common stock for the 30 days prior to the date of the exchange.

2.     The balance of the sale proceeds in excess of the amount previously subject to tax (if any) will be taxed at the capital gain tax rate of 25%.

I understand that the tax consequences arising in connection with my stock options, the option exchange program, the restricted stock units and the shares to be issued in settlement of the restricted stock units are complex and that the summary of the tax effects of the alternative tax elections described above is necessarily incomplete.  I understand that I must rely solely on the ITA Ruling and the applicable provisions of the Income Tax Ordinance, 1961, and the Income Tax Regulations promulgated thereunder to determine the tax consequences of my participation in the option exchange program.  I further understand and agree that this Employee Election of Taxation Track is not intended by Zoran Corporation or my employer as tax advice, and that I have been advised to seek the advice of my own tax advisor prior to electing to participate in the option exchange program or making the election called for by this Employee Election of Taxation Track.

I acknowledge that I have read and understand the ITA Ruling and that I will act accordingly and will not ask to modify it and/or replace it with another.

Signature	Date

Please completed and return this form by <<INSERT DATE>> to:

Zoran Microelectronics Limited

Advanced Technology Center

PO Box 2495

Haifa 31024

Israel

Attention: Camit Roth